Exhibit 99.1

Reata pharmaceuticals, inc. announces FOURTH quarter AND FULL YEAR 2020 financial RESULTS and provides an update on CLINICAL DEVELOPMENT programs

ANNOUNCES FIRST NDA SUBMISSION FOR COMPANY’S LEAD PROGRAM: BARDOXOLONE IN ALPORT SYNDROME

PROVIDES UPDATE ON FALCON STUDY OF BARDOXOLONE IN ADPKD

ANNOUNCES FIRST PATIENT ENROLLED IN MERLIN TRIAL OF BARDOXOLONE IN CHRONIC KIDNEY DISEASE AT RISK FOR RAPID PROGRESSION

PROVIDES UPDATE ON NEUROLOGY PIPELINE

CONFIRMS CASH RUNWAY THROUGH MID-2024

CONFERENCE CALL WITH MANAGEMENT ON MARCH 1, 2021 AT 8:30 A.M. ET

PLANO, Texas—March 1, 2021 (GLOBE NEWSWIRE)—Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata,” the “Company,” or “we”), a clinical-stage biopharmaceutical company, today announced financial results for the quarter and full year ended December 31, 2020, and provided an update on the Company’s business operations and clinical development programs.

Recent Company Highlights

Chronic Kidney Disease

Bardoxolone Methyl (“Bardoxolone”) in Alport Syndrome

Reata has submitted a New Drug Application (“NDA”) for bardoxolone in Alport syndrome to the U.S. Food and Drug Administration (“FDA”).  This NDA submission is based on the efficacy and safety data from the CARDINAL Phase 3 clinical trial, which was an international, double-blind, placebo-controlled, randomized trial that enrolled 157 patients with chronic kidney disease (“CKD”) caused by Alport syndrome.  This NDA submission includes a request for Priority Review, which, if granted, would shorten the FDA’s review of the NDA to eight months from the time of submission, versus a standard review timeline of 12 months.  If approved, bardoxolone would become the first therapy specifically indicated for the treatment of CKD caused by Alport syndrome.

“We are extremely pleased to announce this submission of our NDA for bardoxolone in Alport syndrome,” said Warren Huff, Reata’s President and Chief Executive Officer.  “This submission of Reata’s first NDA marks a significant step toward our commitment to develop novel therapies for life threatening diseases that have limited treatment options.  I want to thank all of the people who made this moment possible, including the patients and their families, investigators, and physicians who participated in our Alport syndrome clinical trials.”

Bardoxolone in Autosomal Dominant Polycystic Kidney Disease (”ADPKD”)

FALCON is an international, multi-center, randomized, double-blind, placebo-controlled, registrational Phase 3 trial studying the safety and efficacy of bardoxolone in patients with ADPKD randomized one-to-one to bardoxolone or placebo.  In March 2020, we announced a temporary pause on enrollment in FALCON due to the COVID-19 pandemic; we resumed enrollment during the third quarter of 2020.  Despite the pandemic, most sites are currently able to screen and randomize patients.  More than 220 patients are currently enrolled in the study.

We are planning to amend the FALCON protocol to increase the target enrollment from 300 patients to a total of 550 patients.  With the planned increase in anticipated enrollment, we expect to complete enrollment in FALCON by the end of 2021.

Bardoxolone in CKD Patients at Risk of Rapid Progression

MERLIN is a proof of concept, multi-center, double-blind, placebo-controlled, Phase 2 trial to evaluate the safety and efficacy of bardoxolone in patients at risk of rapidly progressing CKD due to multiple etiologies. The primary endpoint of the trial is the change in estimated glomerular filtration rate (“eGFR”) from baseline to Week 12.  Enrollment began in February 2021, and data are expected in the second half of 2021.  If the results of this study are positive, our plan would be potentially to proceed to a larger Phase 3 with similar eligibility criteria.  Rapid progression to end-stage kidney disease affects patient subsets across multiple etiologies of CKD.   MERLIN is designed to evaluate the efficacy and safety of bardoxolone in this area of high unmet need.

Neurology

Omaveloxolone in Patients with Friedreich’s Ataxia (”FA”)

MOXIe Part 2 was an international, multi-center, double-blind, placebo-controlled, randomized registrational study of omaveloxolone in 103 patients with FA.  Patients who completed the study and met eligibility requirements could participate in the open-label extension (“MOXIe Extension”).  In November 2020, the FDA suggested additional exploratory analyses that could inform the future development program of omaveloxolone in patients with FA.  The analyses would include the change from baseline in the modified Friedreich’s Ataxia Rating Scale (”mFARS”) during the MOXIe Extension, comparing patients randomized to placebo (the placebo-to-omaveloxolone group) with those randomized to omaveloxolone (the omaveloxolone-to-omaveloxolone group) in the double-blind period from MOXIe Part 2.  Such analyses would include a graphical representation of the time course for the change from baseline mFARS in both omaveloxolone and placebo groups from the placebo-controlled MOXIe Part 2 and the change from baseline in the two treatments groups (the omaveloxolone-to-omaveloxolone group and the placebo-to-omaveloxolone group) through 48 weeks in the MOXIe Extension.

We conducted these additional exploratory analyses, called the Delayed-Start Analyses, of data from MOXIe Part 2 and the MOXIe Extension.  Parallel trajectories between the placebo-to-omaveloxolone group and the omaveloxolone-to-omaveloxolone group in the MOXIe Extension could provide evidence of disease-modifying activity.

A total of 73 out of 75 (97%) patients without pes cavus who completed MOXIe Part 2 enrolled in the MOXIe Extension, including 39 patients previously randomized to placebo and 34 patients previously randomized to omaveloxolone.  Annualized slopes using all available data from the MOXIe Extension showed similar slopes in mFARS for the placebo-to-omaveloxolone group (0.59 points per year) when compared to the omaveloxolone-to-omaveloxolone group (0.41 points per year) with no significant difference between slopes (p=0.75).  The resulting parallel trajectories between both treatment groups is consistent with disease-modifying activity.

We have requested a Type C meeting with the FDA to discuss the Delayed-Start Analyses and the FA development program.  We plan to initiate a second pivotal study in the second half of 2021, following discussions with the FDA and the European Medicines Agency (“EMA”).

RTA 901 in Diabetic Peripheral Neuropathic Pain (”DPNP”)

We have observed favorable activity of RTA 901 in a range of preclinical models of neurological disease, including models of diabetic neuropathy, neuroinflammation, and neuropathic pain.  We have completed a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 901 administered orally, once-daily in healthy adult volunteers.  RTA 901 was well tolerated in both single and multiple ascending dose studies across all dose groups with no safety signals, drug discontinuations, or serious adverse events.  Additionally, we observed an acceptable pharmacokinetic profile with exposures approximately 10-fold larger than required for efficacy in preclinical animal models.  We plan to initiate additional Phase 1 clinical pharmacology studies in the second quarter of 2021.  We also expect to launch a randomized, placebo-controlled Phase 2 study in DPNP in the fourth quarter of 2021.

Fourth Quarter and Full Year Financial Highlights

On its fourth quarter 2020 and full-year financial results, Reata’s Chief Operating Officer and Chief Financial Officer, Manmeet S. Soni, commented: “Reata’s balance sheet is strong.  Our current cash runway will allow us to invest appropriately in the promising assets within Reata’s pipeline.  Our investments to date have enabled our readiness for bardoxolone’s commercial launch later this year, should we receive FDA approval of bardoxolone for the treatment of patients with Alport syndrome.”

Cash and Cash Equivalents

At December 31, 2020, we had cash and cash equivalents of $818.2 million, as compared to $664.3 million at December 31, 2019.

Collaboration Revenue

Collaboration revenue was $4.7 million for the twelve-month period ended December 31, 2020, as compared to $25.3 million for the same period of the year prior.

GAAP and Non-GAAP Research and Development (“R&D”) Expenses

R&D expenses according to generally accepted accounting principles in the U.S. (“GAAP”) were $159.1 million for the twelve months ended December 31, 2020, as compared to $128.1 million, for the same period of the year prior.

Non-GAAP R&D expenses were $131.0 million for the twelve months ended December 31, 2020, as compared to $119.4 million, for the same period of the year prior. 1

GAAP and Non-GAAP General and Administrative (“G&A”) Expenses

GAAP G&A expenses were $75.1 million for the twelve months ended December 31, 2020, as compared to $58.3 million, for the same period of the year prior.

Non-GAAP G&A expenses were $45.6 million for the twelve months ended December 31, 2020, as compared to $40.6 million for the same period of the year prior.1

GAAP and Non-GAAP Net Loss

The GAAP net loss for the twelve months ended December 31, 2020, was $247.8 million, or $7.35 per share, on both a basic and diluted basis, as compared to a GAAP net loss of $290.2 million, or $9.54 per share, on both a basic and diluted basis, for the same period of the year prior.

The non-GAAP net loss for twelve months ended December 31, 2020, was $158.3 million, or $4.70 per share on both a basic and diluted basis, as compared to a non-GAAP net loss of $139.4 million, or $4.58 per share, on both a basic and diluted basis, for the same period of the year prior.1

[1]

See “Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and a reconciliation between GAAP and non-GAAP R&D expenses, GAAP and non-GAAP G&A expenses, and GAAP and non-GAAP net loss, respectively, appearing later in the press release.

Cash Guidance

The Company expects existing cash and cash equivalents will be sufficient to enable it to fund operations through mid-2024.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including non-GAAP R&D expenses, non-GAAP G&A expenses, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per common share – basic and diluted.  These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The Company defines non-GAAP R&D expenses as GAAP R&D expenses, which excludes stock-based compensation expense; non-GAAP G&A expenses as GAAP G&A expenses, which excludes stock-based compensation expense; non-GAAP operating expenses as GAAP operating expenses, which excludes stock-based compensation expense and reacquired license rights; non-GAAP net loss as GAAP net loss, which excludes stock-based compensation expense, reacquired license rights, non-cash interest expense from liability related to sale of future royalties, loss on extinguishment of debt, and gain on lease termination; and non-GAAP net loss per common share – basic and diluted as GAAP net loss per common share – basic and diluted, which excludes stock-based compensation expense, reacquired license rights, non-cash interest expense from liability related to sale of future royalties, loss on extinguishment of debt, and gain on lease termination.  The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards.  The Company has excluded the impact of accreted non-cash interest expense from liability related to sale of future royalties as it may be calculated differently from, and therefore may not be comparable to, peer companies who also provide non-GAAP disclosures.  The Company has excluded the impact of reacquired licenses rights expense, loss on extinguishment of debt, and gain on lease termination as they are non-recurring transactions, that make it difficult to compare its results to peer companies who also provide non-GAAP disclosures.  The Company has excluded the impact of stock-based compensation expense, reacquired license rights expense, non-cash interest expense from liability related to sale of future royalties, loss on extinguishment of debt, and gain on lease termination because the Company believes its impact makes it difficult to compare its results to prior periods and anticipated future periods.

Because management believes certain items, such as stock-based compensation expense, reacquired license rights expense, non-cash interest expense from liability related to sales of future royalties, loss on extinguishment of debt, and gain on lease termination, can distort the trends associated with the Company’s ongoing performance, the following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance consistency and comparability of year-over-year results, as well as to industry trends, and to provide a basis for evaluating operating results in future periods: non-GAAP net loss; non-GAAP net loss per common share – basic and diluted; non-GAAP R&D expenses; non-GAAP G&A expenses; and non-GAAP operating expenses.

The Company believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations.  When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods.  In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.  A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

Conference Call Information

Reata’s management will host a conference call on March 1, 2021, at 8:30 am ET.  The conference call will be accessible by dialing (866) 270-1533 (toll-free domestic) or (412) 317-0797 (international) using the access code: 10152707.  The webcast link is https://event.on24.com/wcc/r/3023787/38597EBB280C48468322B7487DECE1EF.

Fourth quarter and full year 2020 financial results to be discussed during the call will be included in an earnings press release that will be available on the company’s website shortly before the call at http://reatapharma.com/investors/ and will be available for 12 months after the call. The audio recording and webcast will be accessible for at least 90 days after the event at http://reatapharma.com/investors/.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  Bardoxolone, omaveloxolone, and RTA 901 are investigational drugs, and their safety and efficacy have not been established by any agency.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

https://www.reatapharma.com/

Investor Relations & Media:

Manmeet Soni (469) 299-9130

Andres Lorente (469) 442-4883

ir@reatapharma.com

media@reatapharma.com

https://www.reatapharma.com/contact-us

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, our plans to submit regulatory filings, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.” Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; (iv) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (v) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including the detailed factors discussed under the caption “Risk Factors.” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Consolidated Statements of Operations	(unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$1,182	$1,840	$4,701	$25,276
Other revenue	2,010	832	4,318	1,241
Total collaboration revenue	3,192	2,672	9,019	26,517
Expenses
Research and development	37,461	40,161	159,080	128,109
Reacquired license rights	-	124,398	-	124,398
General and administrative	19,427	22,271	75,128	58,298
Depreciation	285	273	1,136	932
Total expenses	57,173	187,103	235,344	311,737
Other income (expense), net	(11,946)	(2,563)	(43,914)	(4,942)
Loss before taxes on income	(65,927)	(186,994)	(270,239)	(290,162)
Benefit from (provision for) taxes on income	151	52	22,487	(8)
Net loss	$(65,776)	$(186,942)	$(247,752)	$(290,170)
Net loss per share—basic and diluted	$(1.90)	$(5.91)	$(7.35)	$(9.54)
Weighted-average number of common shares used in net loss per share basic and diluted	34,626,429	31,630,810	33,709,480	30,414,203

	As of December 31,
	2020	2019
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$818,150	$664,324
Income tax receivable	22,228	-
Working capital	728,136	477,262
Total assets	857,598	682,420
Term loan	-	155,017
Liability related to sale of future royalties, net	315,454	-
Payable to collaborators (including current portion)	73,437	216,862
Deferred revenue (including current portion)	4,688	9,389
Accumulated deficit	(958,245)	(710,493)
Total stockholders’ equity	$417,431	$256,857

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table presents reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures (in thousands, except for per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP Research and development:	(unaudited)
GAAP Research and development	$37,461	$40,161	$159,080	$128,109
Less: Stock-based compensation expense	(4,792)	(3,458)	(28,114)	(8,692)
Non-GAAP Research and development	$32,669	$36,703	$130,966	$119,417

Reconciliation of GAAP to Non-GAAP General and administrative:
GAAP General and administrative	$19,427	$22,271	$75,128	$58,298
Less: Stock-based compensation expense	(7,158)	(8,833)	(29,519)	(17,689)
Non-GAAP General and administrative	$12,269	$13,438	$45,609	$40,609

Reconciliation of GAAP to Non-GAAP Operating expenses:
GAAP Operating expense	$57,173	$187,103	$235,344	$311,737
Less: Stock-based compensation expense	(11,950)	(12,291)	(57,633)	(26,381)
Less: Reacquired license rights	-	(124,398)	-	(124,398)
Non-GAAP Operating expense	$45,223	$50,414	$177,711	$160,958

Reconciliation of GAAP to Non-GAAP Net loss:
GAAP Net loss	$(65,776)	$(186,942)	$(247,752)	$(290,170)
Add: Stock-based compensation expense	11,950	12,291	57,633	26,381
Add: Reacquired license rights	-	124,398	-	124,398
Add: Non-cash interest expense from liability related to sale of future royalties	10,807	-	21,884	-
Add: Loss on extinguishment of debt	-	-	11,183	-
Less: Gain on lease termination	(470)	-	(1,286)	-
Non-GAAP Net loss	$(43,489)	$(50,253)	$(158,338)	$(139,391)

Reconciliation of GAAP to Non-GAAP Net loss per common share- basic and diluted:
GAAP Net loss per common share-basic and diluted	$(1.90)	$(5.91)	$(7.35)	$(9.54)
Add: Stock-based compensation expense	0.35	0.39	1.71	0.87
Add: Reacquired license rights	-	3.93	-	4.09
Add: Non-cash interest expense from liability related to sale of future royalties	0.31	-	0.65	-
Add: Loss on extinguishment of debt	-	-	0.33	-
Less: Gain on lease termination	(0.01)	-	(0.04)	-
Non-GAAP Net loss per common share-basic and diluted	$(1.25)	$(1.59)	$(4.70)	$(4.58)

	Three Months Ended
Reconciliation of GAAP to Non-GAAP Operating expenses	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP - Operating expenses	$57,173	$55,786	$53,667	$68,718
Less: Stock-based compensation expense	(11,950)	(11,580)	(14,796)	(19,307)
Non - GAAP - Operating expenses	$45,223	$44,206	$38,871	$49,411

Reconciliation of GAAP to Non-GAAP Net loss
GAAP - Net loss	$(65,776)	$(65,456)	$(67,581)	$(48,939)
Add: Stock-based compensation expense	11,950	11,580	14,796	19,307
Add: Non-cash interest expense from liability related to sale of future royalties	10,807	10,413	664	-
Add: Loss on extinguishment of debt	-	-	11,183	-
Less: Gain on lease termination	(470)	(816)	-	-
Non-GAAP Net loss	$(43,489)	$(44,279)	$(40,938)	$(29,632)